Exhibit 1

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat Level 20, 275 Kent St Sydney NSW 2000 Australia Telephone: 8253 0390 Facsimile: 8253 1888 annaoconnell@westpac.com.au

8 June 2007

Company Announcements Platform
Australian Stock Exchange Limited
20 Bridge Street
Sydney  NSW  2000

Dear Sir/Madam

Westpac Banking Corporation (“Westpac”) — Dividend Reinvestment Plan 2007 Interim Dividend

The price at which shares will be allotted on 2 July 2007 under Westpac’s Dividend Reinvestment Plan will be $26.15.

Yours sincerely,

Anna O’Connell
Head of Group Secretariat